EXHIBIT 5.1
October 15, 2009

Spectrum Brands, Inc.
Six Concourse Parkway, Suite 3300
Atlanta, Georgia 30328

                   Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

               I am Senior Vice President, Secretary and General Counsel of Spectrum Brands, Inc., a Delaware corporation (the “Registrant”), and am issuing this opinion in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering with the United States Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), 3,333,333 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant issuable upon the exercise of options to be granted under the Spectrum Brands, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”), or upon the grant of stock appreciation rights, restricted stock or other stock-based awards under the 2009 Incentive Plan (collectively, the “Plan Issuances”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement in the form to be filed with the Commission on the date hereof under the Securities Act; (ii) a specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation and By-Laws of the Registrant, each as currently in effect; (iv) certain resolutions adopted by the Board of Directors of the Registrant relating to the 2009 Incentive Plan and certain related matters; and (v) the 2009 Incentive Plan.  I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Registrant and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Registrant, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and I have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Registrant and others.  I have assumed that each option or award agreement setting forth the terms of each grant of options or other awards under the 2009 Incentive Plan is consistent with the 2009 Incentive Plan and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Registrant for the Common Stock delivered pursuant to the 2009 Incentive Plan will be in an amount at least equal to the par value of such Common Stock.  I have also assumed that, upon issuance, stock certificates, if any, evidencing such Common Stock will be manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen stock certificate examined by me.

I am admitted to the practice of law in the State of Georgia, and I do not express any opinion as to the laws of any other jurisdiction other than the general corporation laws of the State of Delaware that, in my experience, are normally applicable to transactions of the type contemplated by the Plan Issuances and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  I do not express any opinion as to the effect of any laws (other than Opined on Law) on the opinion herein stated.  The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

          Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock issuable under the 2009 Incentive Plan have been duly authorized for issuance by the Registrant and, when such shares of Common Stock have been paid for and certificates therefor have been issued and delivered in accordance with the terms of the 2009 Incentive Plan and any applicable award agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by me, as counsel to the Registrant, in connection with the filing of the Registration Statement with the Commission and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written permission or relied upon by any other person.

Very truly yours,

/s/ John T. Wilson
John T. Wilson, Esq.
Senior Vice President, Secretary
and General Counsel

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